NOTE: Portions of this agreement consisting of pricing data on Exhibit A and technical performance specifications on Exhibit B have been omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, as further indicated on those exhibits.

            CREDIT REPORT TRANSMISSION AND ACCESS MARKETING AGREEMENT


THIS CREDIT REPORT TRANSMISSION AND ACCESS MARKETING AGREEMENT ("Agreement") is entered into this 11 day of November, 1998 by and between Fannie Mae, 3900 Wisconsin Avenue, Washington, D.C. 20016 ("Fannie Mae"), and Factual Data Corp., a credit reporting agency [[and] Software Vendor] ("Credit Vendor"). All defined terms shall have the meanings ascribed to them in the Agreement.


                                   WITNESSETH:

     WHEREAS, Fannie Mae owns and markets certain database/data-processing software and network-related applications accessible to Licensees via the Systems;

     WHEREAS, Credit Vendor is in the business of providing and/or facilitating the provision of Credit Reports to various participants in the mortgage lending industry, and wishes to provide the same to Licensees and LOS End Users via the Systems; and

     WHEREAS, Credit Vendor desires to develop the Interface to facilitate its provision of such Credit Reports, and further wishes to market access to the Systems via the Interface to various Technical Affiliates,

     NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fannie Mae and Credit Vendor, intending to be legally bound, agree as follows:


1.   DEFINITIONS.

     1.1 "Acceptance Document" shall mean a Document which contains an acceptance of (i) the terms contained in a Request Document, or (ii) any new terms contained in a Rejection Document.

     1.2 "Circuit" shall mean the third-party point-to-point telecommunications leased-line circuit through which Credit Vendor may obtain direct, dedicated access to the Systems by means of the Equipment.

     1.3 "Credit Report" shall mean any consumer credit report electronically transmitted by Credit Vendor and/or a Technical Affiliate to a Licensee or LOS End User via the Systems upon such Licensee's (or LOS End User's) request (including reissued consumer credit reports), and references to a Credit Report shall be construed to include any creditworthiness scores transmitted by Credit Vendor or Technical Affiliate, as the case may be.

     1.4 "Document" shall mean a particular electronic transmission of data and/or information, including a Credit Report, via the Systems in Fannie Mae-approved transmission formats.

     1.5 "Documentation" shall mean all documentation provided to Credit Vendor by Fannie Mae and/or its designee relating to the installation, configuration, operation and maintenance of the Equipment or the Circuit.
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     1.6  "Equipment" shall mean any and all hardware set forth in Exhibit C and any Documentation describing it.

     1.7 "Escalation Procedures" shall mean those procedures set forth in Exhibit B, which Credit Vendor shall follow within the time frames set forth therein in handling any inquiries relating to the Interface or Credit Report transmissions, or resolving any Incidents.

     1.8 "FCRA" shall mean the federal Fair Credit Reporting Act, codified at 15 U.S.C.ss.ss.1681 et seq., and the Federal Trade Commission's Official Staff Commentary to the Fair Credit Reporting Act.

     1.9 "Incident" shall mean (i) any irregularity, error, problem or defect resulting from an incorrect functioning of the Interface if such irregularity, error, problem or defect renders the Interface incapable of meeting the specifications thereof or causes incorrect functions to occur, including, without limitation, any garbled or other defective transmission of a Document from the Interface to the Systems, or (ii) an incorrect or incomplete identification, statement or diagram in any documentation accompanying the Interface that causes such documentation to be inaccurate or incomplete in any material respect.

     1.10 "Interface" shall mean the current release of the program code developed, maintained and supported by Credit Vendor to facilitate the linkage of its own internal consumer credit report retrieval and merge systems (and certain of its Technical Affiliates' systems) with, and the transmission of Documents to and through, the Systems, and references to the Interface shall be construed to include those components and functionalities of Credit Vendor's systems and networks as are necessary to facilitate such linkage and transmission.

     1.11 "Licensed Software" shall mean the current release (in executable form only) of Fannie Mae's software product known as Desktop Underwriter(R), Desktop Originator(R) and Desktop Home Counselor(R), as applicable, including any related diagnostic software, consisting of machine-readable software designed to support and facilitate (i) electronic processing of mortgage loan applications, and (ii) the communication of data and Credit Reports between Credit Vendor and/or its Technical Affiliates, Licensees and LOS End Users. The term "Licensed Software" shall also include any modifications, updates, enhancements and releases to such software which are provided to Credit Vendor (in executable form only) by or on behalf of Fannie Mae pursuant to this Agreement.

     1.12 "Licensee" shall mean any individual or entity duly licensed by Fannie Mae to use the Licensed Software and/or MortgageLinks(TM), and that also maintains a direct, independent contractual relationship with Credit Vendor and/or any Technical Affiliate from which such individual or entity obtains a Credit Report.

     1.13 "LOS End User" shall mean any individual or entity that is not a Licensee, but nonetheless maintains a direct, independent contractual relationship with one or more LOS Vendors, Credit Vendor and/or any Technical Affiliate from which such individual or entity obtains a Credit Report.

     1.14 "Losses" shall mean any liabilities, claims, actions, suits, proceedings, judgments, losses, damages, deficiencies, costs and expenses. However, the term "Losses" shall not include legal and other expenses incurred in defending an indemnifiable claim under Sections 4.2, 8.8, 14.1 or 14.2 for which the financial responsibilities of the parties are specified in Section 15.

     1.15 "LOS Vendor" shall mean a third-party loan origination software vendor integrated with one or more of the Systems (by means of Fannie Mae's service-based architecture or otherwise), and through the software of which a Credit Report is requested and received by a Licensee or LOS End User.

     1.16 "Marks" shall mean a party's registered or unregistered trade names, trademarks, logos and service marks. Without limiting the generality of the foregoing, Credit Vendor acknowledges that Fannie Mae's Marks include "Fannie Mae(R)," "MORNET(R)," "MORNETPlus(R)," "MortgageLinks(TM)," "Desktop Underwriter(R)," "Desktop Originator(R)" and "Desktop Home Counselor(R)."

     1.17 "MORNETPlus(R) Network" shall mean the value-added network operated by Fannie Mae for the mortgage industry, and references to the MORNETPlus(R) Network shall be construed to mean references to the Specifications and the Licensed Software.

     1.18 "MortgageLinks(TM)" shall mean the current release, in each instance, of each application developed by Fannie Mae and accessible by various means, including through the MORNETPlus(R) Network, that facilitates the transmission and, where applicable, translation of products and services, including Credit Reports, between and among Fannie Mae, Credit Vendor (and/or its Technical Affiliates), Licensees and LOS End Users in a flat file, ANSI-approved, X12 EDI format and/or other Fannie Mae-approved transmission formats.

     1.19 "Proprietary Information" of a party shall mean (i) information disclosed by such party relating to product development strategy and activity, corporate assessments and strategic plans, financial and statistical information, accounting information, software, systems, processes, formulae, inventions, discoveries, policies, guidelines, procedures, practices, disputes or litigation, including, without limitation, any network address provided by Fannie Mae and/or its designee to Credit Vendor to facilitate Credit Vendor's access to the Systems, (ii) other confidential, proprietary or trade secret information disclosed by such party that is identified in writing as such at the time of its disclosure, (iii) all other confidential, proprietary or trade secret information disclosed by such party, which a reasonable person employed in the mortgage industry would recognize as such, (iv) information relating to such party's employees, contractors or customers which, if released, would cause an unlawful or actionable invasion of privacy, and (v) any compilation or summary of information or data that is itself Proprietary Information. For purposes of this Agreement, information shall be deemed to be disclosed by a party if such information is disclosed by any of its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors or assigns.

     1.20 "Rejection Document" shall mean a Document which contains a rejection of the terms offered in a Request Document and may contain an offer of different terms.

     1.21 "Request Document" shall mean a Document which contains a Licensee's or LOS End User's request for a Credit Report.

     1.22 "Service Charges" shall mean those fees set forth in Exhibit A that are assessed by Fannie Mae against Credit Vendor, the purpose of which is to assist in the recoupment of costs and expenses incurred by Fannie Mae in connection with its application development and support, and, if applicable, provision and maintenance of the Equipment, the Circuit and related interfaces to facilitate the transmission of Credit Reports.

     1.23 "Signature" shall mean an electronic identification consisting of symbol(s) or code(s) specified from time to time by Fannie Mae which shall be affixed to or contained in each Document, and may be included in an electronic mail envelope in which such Document is transmitted.

     1.24 "Site" shall mean each location designated by Credit Vendor to which the Equipment shall be delivered by Fannie Mae and/or its designee.

     1.25 "Specifications" shall mean those technical specifications and protocols relating to the Systems and Credit Report data formats that are defined and made available to Credit Vendor by Fannie Mae such that, when properly utilized by Credit Vendor, should facilitate Credit Vendor's development and maintenance of the Interface and the transmission of Credit Reports in a format and manner acceptable to Fannie Mae, and shall include, without limitation, Fannie Mae's "Credit Agency Systems Integration Guide," as amended from time to time.

     1.26 "Stipulated Loss Value" shall mean the value of each item of Equipment, stipulated and agreed to by Credit Vendor and Fannie Mae and set forth in Exhibit C, which Credit Vendor shall pay to Fannie Mae in the event of loss or damage to the particular item of Equipment, as set forth in Section 3.9 of this Agreement.

     1.27 "Systems" shall mean MortgageLinks(TM)and the MORNETPlus(R)Network.

     1.28 "Technical Affiliate" shall mean any credit reporting agency or other credit reporting entity to which Credit Vendor, in its sole discretion, provides access to the Systems; provided, however, that the term "Technical Affiliate" shall not be construed as implying any particular form of legal relationship between Credit Vendor and such Technical Affiliate.

     1.29 "Third-Party Licensor" shall mean any third party which licenses or otherwise conveys the right to use and/or distribute the Equipment, the Circuit, and/or any component of the Systems, owned or otherwise furnished by such third party, to Fannie Mae, including, but not limited to, any third party that licenses or otherwise conveys to Fannie Mae the right to provide remote access to its hardware, software, data, services or other materials.


2.   OWNERSHIP.

     2.1 Systems, Equipment, Circuit and Interface. Credit Vendor agrees that title and all ownership rights to the Systems, the Equipment and the Circuit, including the Licensed Software and all copies thereof made by Credit Vendor hereunder, and any and all copyrights, trademarks, trade names, trade secret or patent rights, if any, therein shall reside in Fannie Mae or its Third-Party Licensors, as the case may be. Credit Vendor further acknowledges that (i) the Systems, the Equipment and the

          Circuit are protected by copyright and other intellectual property laws and by international treaties, and (ii) Credit Vendor has no rights in the Systems, the Equipment or the Circuit, except those expressly granted by this Agreement. Fannie Mae agrees that title and all ownership rights to the Interface, including all copies thereof made by Fannie Mae hereunder, and any and all copyrights, trademarks, trade names, trade secret or patent rights, if any, therein shall reside in Credit Vendor or its third-party licensors, as the case may be. Fannie Mae further acknowledges that (i) the Interface is protected by copyright and other intellectual property laws and by international treaties, and (ii) Fannie Mae has no rights in the Interface, except those expressly granted by this Agreement.

     2.2 Protection. Each party will take all reasonable measures requested by the other, and as otherwise provided in this Agreement, to protect the Systems, the Equipment, the Circuit and the Interface from any use, reproduction, publication, disclosure or distribution, except as specifically authorized by this Agreement.

     2.3 Notices. Each party agrees that it shall not remove, alter, cover or distort a copyright, trademark or other proprietary rights notice placed by the other party or any third-party licensor in or on any component of the Systems, the Equipment, the Circuit or the Interface.


3. GRANT OF RIGHTS AND LEASED-LINE ELECTION; LIMITATIONS AND OTHER CONDITIONS OF USE.

     3.1 License to Use Specifications and Systems. Fannie Mae hereby grants to Credit Vendor a nonexclusive nontransferable license for the duration of this Agreement to (a) use the Specifications, (b) load and use the Licensed Software on two Credit Vendor computers, and (c) access and use the Systems solely and exclusively in each instance (i) for and in connection with its development and testing of the Interface, (ii) to market Systems capability to actual and potential Licensees and LOS End Users in accordance with Section 11, and (iii) to provide Credit Reports to Licensees and LOS End Users, whether directly or through its Technical Affiliates. Credit Vendor shall have the right to copy the Licensed Software only as is necessary to exercise the foregoing limited license, for backup and archival purposes and as otherwise necessary under Section 4.1. Fannie Mae shall deliver one copy of the Licensed Software in object code form, accompanied by one set of end-user documentation, sufficient to allow Credit Vendor's operation of the Licensed Software. Credit Vendor agrees that it shall provide, and shall require its Technical Affiliates to provide, only fictional credit reports, and not "live" Credit Reports, in connection with the uses permitted under Sections 3.1(c)(i) and 3.1(c)(ii), and only by means of Fannie Mae-provided test loan accounts and files for use as permitted under such Sections. Credit Vendor's access to and use of the Systems for such development, testing and marketing purposes shall be at no additional charge or cost to Credit Vendor, but shall be limited to one hundred (100) hours in each calendar month.

     3.2 Credit Vendor Leased-Line Election. At its option, Credit Vendor may elect to provide and manage its own dedicated leased-line access to the Systems by directly procuring equipment and circuits similar to the Equipment and Circuit. In such event, Fannie Mae shall provide to Credit Vendor special port access to the Systems. Fannie Mae shall have no obligation or liability to Credit Vendor or any third party with regard to any equipment or circuit managed by Credit Vendor or a third party pursuant to Credit Vendor's election under this Section
          3.2. In the event Credit Vendor makes the election referenced in this Section 3.2, Credit Vendor shall remain liable to Fannie Mae for the applicable fees as set forth in Section 7 and Exhibit "A". The following Sections of this Agreement shall not apply to the extent Credit Vendor elects to provide and manage its own equipment and circuits pursuant to this Section 3.2: 2 (but only with respect to references to the Equipment and/or Circuit), 3.1, 3.4 (but only with respect to references to the Equipment and/or Circuit), 3.5, 3.6, 3.7 (first and second sentences only), 3.8, 3.9, 3.10, 5 (but only with respect to references to the Equipment and Circuit), 12.1(iv) and Exhibit "C."

     3.3 Equipment Lease. To the extent that Credit Vendor does not elect to provide and manage its own circuit and equipment, Fannie Mae hereby leases the Equipment to Credit Vendor for use at the Site in accordance with the terms and conditions of this Agreement. Credit Vendor shall use the Equipment in a careful and proper manner to facilitate Credit Vendor's connection to the Systems via its Interface and the Circuit, and shall comply fully with all laws and regulations applicable to the possession and use of the Equipment.

     3.4 Limitations on Use; Compliance with Guidelines. The Circuit shall be used to facilitate the transmission of Credit Reports from Credit Vendor and its Technical Affiliates to Licensees and LOS End Users via the Interface, the Systems and LOS Vendors. Credit Vendor shall not
          (i) move the Equipment to any location other than the Site without the prior express written approval of Fannie Mae, (ii) sell, lease, sublease or distribute the Equipment to any person, firm or entity,
          (iii) remove, alter or destroy any labels, plates or markings located in or on the Equipment, (iv) disassemble, reverse engineer or otherwise tamper with the Systems or the Equipment, (v) resell or otherwise provide to a third party (other than a Technical Affiliate) any access to the Systems or the Circuit, (vi) oversubscribe any port access provided Credit Vendor under this Agreement, or (vii) attempt any of the foregoing. If Credit Vendor's usage of the Circuit increases such that Fannie Mae, in its sole discretion, determines that such increased usage will necessitate an increase in Circuit capacity, Credit Vendor agrees that it shall upgrade its Circuit capacity when and in the manner reasonably requested by Fannie Mae. Credit Vendor further agrees that it shall comply with all other technical requirements and guidelines issued by Fannie Mae or its designee relating to the Equipment, the Circuit, or the Network Contingency (as defined in Section 3.7 below), or, to the extent Credit Vendor makes the election pursuant to Section 3.2 above, the interface of Credit Vendor's separately managed equipment and circuit with the Systems.

     3.5 Security; Conformity to Standards. Credit Vendor shall maintain the Equipment in a safe and secure place at all times and in accordance with the Site preparation and environmental standards set forth in Exhibit C, and shall employ all measures reasonably necessary to ensure the continued safety, security and maintenance of the Equipment in accordance with such standards.

     3.6 Personnel Requirements. Credit Vendor shall be responsible for providing personnel who are knowledgeable in network communications to assist Fannie Mae and/or its designee in the installation of the Equipment upon Fannie Mae's reasonable request and within a reasonable period of time after any such request.

     3.7 Network Addresses; Network Contingency. In addition to, and not in limitation of, its obligations under Section 10.1 below, Credit Vendor agrees that it shall use any network address obtained under or in connection with this Agreement solely to facilitate its access to the Systems, and for no other purpose. Credit Vendor agrees that it shall maintain, on a contingency basis, that number of workstation-linked modems or LAN-to-LAN ISDN lines providing immediate alternative access to the Systems which Credit Vendor believes will permit it to continue meeting its business needs in the event of a Circuit failure (the "Network Contingency"). Credit Vendor agrees that it shall be solely responsible for maintaining a separate relationship with a local service provider, and for the payment of any charges assessed against Credit Vendor by such provider relative to Credit Vendor's use of the Network Contingency.

     3.8 Fannie Mae Access. Credit Vendor agrees that it shall provide Fannie Mae and/or its designee with reasonable access to the Site in order to
          (i) inspect the Equipment as Fannie Mae and/or its designee deems necessary, upon the provision of three (3) days' prior notice, and
          (ii) repair or otherwise maintain the Equipment upon the provision of such notice as Fannie Mae and/or its designee deem(s) appropriate under the circumstances. Credit Vendor also agrees to reasonably cooperate with Fannie Mae and/or its designee in their efforts to maintain the Equipment.

     3.9 Loss and Damage. Upon installation, Credit Vendor assumes and shall bear the entire risk of loss and damage to the Equipment for any cause which is not the fault of Fannie Mae and/or its designee. In the event of loss or damage of any kind for which Credit Vendor bears such risk as to any item of Equipment, Credit Vendor shall either (i) place the same in good repair, condition and working order or (ii) if, in the reasonable judgment of Fannie Mae, the Equipment is determined to be lost, stolen, destroyed or damaged beyond repair, Credit Vendor shall pay Fannie Mae the Stipulated Loss Value. Upon payment of the Stipulated Loss Value, this Agreement shall terminate with respect to such item of Equipment. Credit Vendor thereupon shall become entitled to ownership of such item of Equipment as-is-where-is without warranty, express or implied, with respect to any matter whatsoever.

     3.10 Insurance. Credit Vendor shall insure the Equipment against loss or damage, which insurance shall become effective on the date on which installation has been completed. The insurance also shall cover Fannie Mae as its interests may appear. The amount of said insurance shall be no less than the aggregate Stipulated Loss Value of the Equipment. Upon execution of this Agreement, Credit Vendor shall provide Fannie Mae with a certificate of insurance from a company acceptable to Fannie Mae which evidences compliance with the requirements of this
          Section 3.10.


4. TECHNICAL AFFILIATES; INTERFACE DEVELOPMENT AND TESTING, MAINTENANCE AND SUPPORT.

     4.1 Technical Affiliates. Credit Vendor agrees that, within sixty (60) days of its execution of this Agreement, it shall develop a program (the "Affiliate Program") through which it shall provide access to the Systems to its Technical Affiliates in order to facilitate the provision of Credit Reports to certain Licensees and LOS End Users pursuant to separate, independently negotiated agreements between Credit Vendor and each such Technical Affiliate (each, an "Affiliate Agreement"). The Affiliate Program shall contain goals that are reasonably acceptable to Fannie Mae and that relate to, among other things, a minimum number of Technical Affiliates to be added by Credit Vendor, and the timelines within which such additions are to occur. Credit Vendor further agrees that (i) access shall be through the Interface only, (ii) Credit Vendor shall be solely responsible for and shall manage all business, legal, public relations (subject to Section
          11), financial, technical, operational and all other aspects of its relationship with each

          Technical Affiliate, including, without limitation, the provision and management of all training, support, software (including the Licensed Software), hardware, communications lines and all other items required to successfully implement Systems access to each Technical Affiliate,
          (iii) Fannie Mae shall have no responsibility or obligation arising from Credit Vendor's election to provide access to the Systems through its Interface to any Technical Affiliate, and (iv) it shall enter into Affiliate Agreements, each of which includes provisions conforming substantially to those set forth in Exhibit D. In addition, Credit Vendor's rights and obligations arising under Sections 2, 3, 4.4, 5.1, 5.2, 5.3, 5.15, 6, 8, 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall extend to a Technical Affiliate, and Credit Vendor hereby guarantees full performance by each Technical Affiliate of all applicable obligations set forth in this Agreement and shall retain all obligations and liabilities under this Agreement in connection with the use of the Systems by a Technical Affiliate. The parties acknowledge and agree that the rights granted under this Section 4.1 shall not extend to subsidiaries or affiliates of any Technical Affiliates, as such.

     4.2 Additional Credit Vendor Obligations Regarding Technical Affiliates. Without limiting the generality of Credit Vendor's obligations set forth in Section 4.1, Credit Vendor agrees to ensure that Credit Vendor and/or each of its respective Technical Affiliates provide all Licensee, LOS End User and consumer support, including such support as relates to clarification of Credit Report inquiries and error corrections relative thereto, and the provision of subsequent corrected Credit Reports requested by a Licensee or LOS End User. Credit Vendor further agrees that any such corrected Credit Report transmitted across the Systems for use in the Licensed Software shall not be a "supplemental" report, as that term is used in the industry, but rather, shall be an original remerged Credit Report. In any event, Credit Vendor agrees that it and its Technical Affiliates shall (i) use the highest standards in the industry to investigate and correct any consumer or other claims of erroneous data appearing in a Credit Report, and (ii) notwithstanding the provisions of Section 13, indemnify and hold Fannie Mae harmless from and against any Losses which arise out of or result from any Credit Vendor breach of Section 4.1(iv) and/or incorrect or improper adjustments to a Credit Report by Credit Vendor or a Technical Affiliate. Credit Vendor further agrees that (i) the Performance Levels shall not be degraded by the addition of any Technical Affiliate, (ii) Credit Vendor shall use all means, contractual or otherwise, to ensure that each Technical Affiliate performs in a manner that does not degrade the Performance Levels, compliance with which Credit Vendor shall remain solely responsible to Fannie Mae, and (iii) Credit Vendor shall be liable for any act or omission of a Technical Affiliate arising out of or resulting from such Technical Affiliate's access to the Systems, including, without limitation, such liability as would arise from Credit Vendor's own act or omission under Sections 2, 3, 4.2, 4.4, 5, 6.1, 6.2, 7.3, 8, 10,
          11, 13, 14, 15, 16 and 17.

     4.3 Interface Development, Testing and Maintenance. Credit Vendor agrees that it shall develop the Interface at its own direction, cost and expense in accordance with the Specifications and a project plan demonstrating to Fannie Mae's satisfaction Credit Vendor's capacity to complete integration and testing and enter a production environment by no later than the date set forth therein (the "Project Plan"). Notwithstanding the provisions of Section 16.2, failure to meet any milestone or deliverable set forth in the Project Plan may result in immediate termination of this Agreement, and the forfeiture of any monies owing and/or paid to Fannie Mae up to the point of termination. Fannie Mae shall test the Interface, advise Credit Vendor of any incompatibility with the Systems, and verify functionality once Interface development is completed. Credit Vendor shall, at its own expense and as part of its ongoing business activity, provide and maintain all necessary Interface and related hardware, software and testing necessary for it to effectively and reliably transmit Credit Reports, other than the Equipment and any testing and support directly related to the Equipment and the Circuit. Credit Vendor agrees that it shall provide and use only fictional credit reports in connection with all Interface testing and maintenance, except as otherwise directed by Fannie Mae. Credit Vendor agrees to maintain sufficient fictional credit reports to satisfy Credit Vendor's uses of the same under Sections 3.1(c)(i) and 3.1(c)(ii), as well as the testing of Fannie Mae underwriting requirements. Credit Vendor agrees to establish a reasonable number of additional fictional credit reports at the request of Fannie Mae within a reasonable time frame. Credit Vendor further agrees that it shall implement and maintain security and related procedures to ensure that test accounts so designated by Fannie Mae receive only fictional credit reports and never obtain "live" Credit Reports. Credit Vendor shall be solely responsible for the accuracy, technical sufficiency and functionality of the Interface such that compatibility with the Systems is fully maintained for the duration of this Agreement.

     4.4 Technical Support. Credit Vendor agrees that, at its own expense and as part of its ongoing business activity, it shall make sufficient qualified personnel available to Fannie Mae to handle technical and other questions relating to the Interface and transmission of the Credit Reports and other Documents as set forth in Exhibit B, and shall respond to and resolve each Incident within the time frames set forth in Exhibit B.


5.   CREDIT REPORT TRANSMISSIONS AND APPLICABLE STANDARDS; LICENSEE ACCEPTANCE.

     5.1 Credit Report Format and Transmission Speed. Credit Vendor agrees that it shall adopt, and shall require its Technical Affiliates to adopt, any output format and/or result for the Credit Reports reasonably required by Fannie Mae. In addition, Credit Vendor agrees that, upon Fannie Mae's request, it shall provide any unique identifying characteristic(s) generated by (or provided to) a repository tending to reveal the source of the consumer credit data and/or credit score that Credit Vendor utilizes in generating the Credit Report associated with such data and/or score. Credit Vendor further agrees that it shall conform its merge logic to effect the adoption of such format and/or result, including, without limitation, the inclusion of Beacon, Experian FICO and/or Empirica credit scores in each such Credit Report. In addition to and not in limitation of the foregoing, each Credit Report and other Document shall be developed and transmitted in accordance with all standards and other requirements set forth or otherwise referenced in the Specifications. Credit Vendor agrees that it shall cause each Credit Report (whether 3-in-file, 2-in-file or single-in-file) to be transmitted by Credit Vendor and/or its Technical Affiliate, as the case may require, to any Licensee or LOS End User requesting the same within that time frame set forth in Exhibit B (the "Transmission Speed").

     5.2 Modifications. If Fannie Mae makes any changes to the Systems such that a Credit Report format is required to be changed, or Interface functionality is affected, such as, for example, any changes in merge logic are required, Fannie Mae shall advise and provide new Specifications to Credit Vendor as soon as practicable, but in no event less than sixty (60) days prior to the effective date of any such modification of the Systems. During this 60-day period, Credit Vendor shall cause the output format and/or result of the Credit Reports to be conformed to that reasonably required by Fannie Mae, and shall make any modifications to the Interface as are required to maintain compatibility between the modified Systems and the Interface. If Credit Vendor is unable to effect such conforming changes by the date on which the Systems is modified, Fannie Mae may declare Credit Vendor in default, and the provisions of Section 16.2 shall apply.

     5.3 Reissued/Duplicate Credit Reports. Credit Vendor agrees that it shall provide (and it shall require each Technical Affiliate to provide) to any requesting Licensee or LOS End User, or to any "joint user" or "agent" (as those terms are defined in the FCRA) of Licensee or LOS End User (i) a duplicate 3-in-file merged Credit Report based on a common identity of name, social security number and/or other consumer-identifiable characteristics (a "Duplicate Report"), and/or
          (ii) a reissued 3-in-file Credit Report based on a common reference number (a "Reissued Report"), where such characteristics or reference number are provided in the initial Credit Report previously provided to Licensee or LOS End User by Credit Vendor (or by the same Technical Affiliate), regardless of the means by which such Licensee or LOS End User obtained any such prior report. Credit Vendor further agrees that all such Duplicate and/or Reissued Reports shall be provided to a party requesting the same within ninety (90) days of the date on which the corresponding original Credit Report (or other consumer report) was first issued to a Licensee or LOS End User. Reissued and Duplicate Reports shall in all instances be provided without being noted as inquiries in any such Report or subsequent consumer credit report of the consumer which is the subject of the Duplicate and/or Reissued Report.

     5.4 Separate Agreement. Credit Vendor shall maintain a separate contractual relationship with each Licensee and LOS End User to which Credit Vendor transmits a Credit Report (the "Separate Agreement"). Credit Vendor may agree in any such Separate Agreement to terms governing transactions with a Licensee or LOS End User which are different from those set forth in Sections 5.5, 5.6 and 5.7 below.

     5.5 Transmission of Documents. Credit Vendor shall transmit (i) a functional acknowledgement to a Licensee or LOS End User evidencing the Credit Vendor's receipt of a Request Document within a reasonable period of time, and (ii) either an Acceptance or Rejection Document to the Licensee or LOS End User within a reasonable period of time.

     5.6 Acceptance and Performance. If an Acceptance Document is required for the acceptance of a Document, a properly received Document shall not give rise to any obligation unless and until the party initially transmitting such Document has properly received in return an Acceptance Document. In the event a Licensee or LOS End User desires to accept new terms provided in a Rejection Document, such Licensee or LOS End User shall transmit an Acceptance Document to Credit Vendor. Upon Credit Vendor's final acceptance of any Credit Report request as described herein, Credit Vendor shall transmit its Credit Report to such Licensee or LOS End User within a reasonable period of time, and, in any event, so as to meet or exceed the Transmission Speed.

     5.7 Proper Receipt. No Document shall give rise to any obligation until properly received by the party to which the Document is transmitted. Proper receipt of a Document shall occur when such Document is delivered to the recipient. Whether or not proper receipt of a Document has in fact occurred and the exact time at which proper receipt of a

          Document has in fact occurred and the exact time at which proper receipt of a Document occurs shall be determined by Fannie Mae by reference to its Systems transaction records and applicable Systems procedures. Such Fannie Mae determinations shall be conclusive and binding on Credit Vendor, LOS End Users and Licensees. Credit Vendor agrees not to contest any such Fannie Mae determination.

     5.8 Grant of License. Credit Vendor understands and agrees that in providing a Credit Report to a Licensee or LOS End User upon its request, Credit Vendor effectively grants to such Licensee or LOS End User a nonexclusive license to use, and to copy for such use, any such Credit Report.

     5.9 Garbled Transmissions; Notification. If Credit Vendor receives a Document in an unintelligible or garbled form, it shall promptly notify the transmitting Licensee or LOS End User (if identifiable from the received Document) and Fannie Mae in a reasonable manner and within a reasonable period of time.

     5.10 Signatures. Credit Vendor shall adopt a Signature to be affixed to or contained in each Document transmitted by Credit Vendor. Credit Vendor agrees that (i) any Licensee or LOS End User Signature affixed to or contained in any Document shall be sufficient to verify that the Licensee or LOS End User associated with the Signature transmitted such Document, and (ii) any Credit Vendor Signature affixed to or contained in any Document shall be sufficient to verify that Credit Vendor transmitted such Document. Notwithstanding any provision to the contrary in this Agreement, neither Credit Vendor nor Fannie Mae shall disclose the Signatures of either party or those of any Licensee or LOS End User to any unauthorized person.

     5.11 Intent of Parties. The terms and conditions of this Agreement have been agreed upon by the parties to evidence their mutual intent to facilitate the purchase and sale of Credit Reports through the electronic transmission and receipt of Documents by and between Credit Vendor, LOS End Users, LOS Vendors and Licensees utilizing the Systems. Except as otherwise required herein, the substantive terms of such purchases and sales shall be generally governed by other agreements between Credit Vendor and any given Licensee or LOS End User, including, without limitation, any Separate Agreement(s).

     5.12 Signed Documents. Any Document properly transmitted pursuant to this Agreement shall be considered to be a "writing" or "in writing"; and any such Document when containing, or to which there is affixed, a Signature (a "Signed Document") shall be deemed for all purposes (i) to have been "signed" and (ii) to constitute an "original" when printed from electronic files or records established and maintained in the normal course of business.

     5.13 Course of Dealing. The conduct of Credit Vendor, LOS Vendors, LOS End Users, Fannie Mae and its Licensees in accordance with this Agreement and any Separate Agreement or other agreement, including the use of Signed Documents properly transmitted pursuant to this Agreement and any Separate Agreement or other agreement, shall evidence a course of dealing and course of performance accepted by Credit Vendor, LOS Vendors, LOS End Users, Fannie Mae and its Licensees for the exclusive purpose of establishing the enforceability and validity of contracts formed by the electronic transmission and receipt of Documents.

     5.14 No Contest of Validity, Enforceability or Admissibility. Credit Vendor agrees not to contest the validity or enforceability of Signed Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. Signed Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the controversy to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall contest the admissibility of copies of Signed Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Documents were not originated or maintained in documentary form.

     5.15 Licensee Acceptance; Priority of Terms; Registration. Credit Vendor agrees that it shall enter into a Separate Agreement with each Licensee referred to Credit Vendor by Fannie Mae, except where any such Licensee has (i) breached any separate agreement previously entered into between Credit Vendor and such Licensee, or (ii) failed to meet Credit Vendor's credit standards applicable to entities similarly situated to such Licensee. Credit Vendor shall likewise require each Technical Affiliate to enter into a direct, independent contractual relationship with each Licensee referred to each such Technical Affiliate by Fannie Mae through Credit Vendor. Credit Vendor shall transmit Credit Reports to each Licensee upon such Licensee's request for the same in accordance with the Separate Agreement and this Agreement, and shall likewise require the same of each Technical Affiliate. In the event of any conflict between the terms and conditions of either such Separate Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail to the extent that Fannie Mae's or a Licensee's interests are thereby served. With respect to all Licensees that register with Credit Vendor or any Technical Affiliate, Credit Vendor agrees that it shall provide Fannie Mae with evidence of such registration via e-mail, facsimile, or as otherwise directed by Fannie Mae within twenty four (24) hours of each such registration.


6.   PERFORMANCE LEVELS.

     6.1 General. In fulfilling its obligations under this Agreement, Credit Vendor shall perform in accordance with the Transmission Speed and all other Credit Report, Interface development and testing, maintenance, and Incident response, resolution and other support standards and timelines, including such standards as are set forth in Sections 4, 5 and Exhibit B (the "Performance Levels").

     6.2 Failure to Perform. If Credit Vendor fails to meet any Performance Level, Credit Vendor shall immediately (i) investigate and report to Fannie Mae on the cause(s) of the failure; (ii) prepare an action plan for Fannie Mae's approval to correct the failure (except as otherwise provided in Exhibit B), (iii) advise Fannie Mae, as and to the extent requested by Fannie Mae, of the status of remedial efforts being undertaken with respect to such failure, (iv) correct the failure and begin meeting the Performance Levels, and (v) take appropriate preventive measures so that the failure does not recur. In addition, each failure to meet a Performance Level shall entitle Fannie Mae to receive liquidated damages from Credit Vendor as provided in Exhibit B.

     6.3 Measurement and Monitoring Tools. Credit Vendor shall utilize the necessary measurement and monitoring tools and procedures required to measure and report Credit Vendor's performance against all Performance Levels (except with respect to Transmission Speeds, for the measurement of which Fannie Mae shall be solely responsible). Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Performance Levels. Credit Vendor shall provide Fannie Mae with information and access to such tools and procedures, upon request, for purposes of verification. Fannie Mae also shall monitor and measure Committed Availability (as defined in Exhibit B) and Incident resolution and other support Performance Levels. Any discrepancy between Credit Vendor and Fannie Mae measurements of the Performance Levels set forth in the preceding sentence shall be resolved by reference to Fannie Mae's measurement and monitoring tools and procedures.


7.   CHARGES AND PAYMENT.

     7.1 Service Charges; Billing and Payment; Taxes. Credit Vendor agrees to pay all Service Charges set forth on Exhibit A, which charges are subject to change by Fannie Mae upon sixty (60) days' written notice to Credit Vendor. Except as provided below, all Service Charges incurred by Credit Vendor shall, at Fannie Mae's election, be either
          (i) invoiced monthly in arrears by Fannie Mae, with payment due upon Credit Vendor's receipt of an invoice, or (ii) calculated by Credit Vendor in accordance with Exhibit A and remitted to Fannie Mae within ten (10) calendar days of the end of each calendar month accompanied by a statement prepared by Credit Vendor indicating the basis for such payment (in which event, payment shall be due ten (10) calendar days of the end of each calendar month regardless of whether or when Credit Vendor remits such payment and statement). Accounts not paid within thirty (30) days of the date on which the account becomes due shall be deemed delinquent and are subject to late charges at a variable annual rate that is three (3) percentage points above the prime rate published in the Wall Street Journal, or at the maximum rate permitted by law, whichever is less, commencing thirty (30) days from (i) the date of any invoice generated by Fannie Mae, or (ii) ten (10) calendar days after the end of a calendar month for any Service Charges accrued in such month but not remitted to Fannie Mae as set forth above, plus all costs of collection, including without limitation, reasonable attorneys' fees. Fannie Mae reserves the right to suspend Credit Vendor's access to the Systems and the Circuit upon the provision of thirty (30) days' written notice to Credit Vendor if Credit Vendor's account is delinquent. Credit Vendor agrees that it shall be liable for all current and future sales, telecommunications and other taxes and surcharges arising in connection with the Service Charges, except for any taxes assessed by governmental authorities against Fannie Mae's net income.

     7.2 Audit. Credit Vendor agrees that it shall cooperate fully with Fannie Mae or its designee to make available such records, information and documentation as may be reasonably required to document Credit Vendor's compliance with the terms and conditions of this Agreement, including without limitation, Section 7.1 and Exhibits A and B. Credit Vendor agrees that it shall designate and make available to Fannie Mae a contact person for compliance issues and billing purposes.

     7.3 Licensee/LOS End User Billing. Credit Vendor shall cause each Licensee and LOS End User to be invoiced solely in accordance with the provisions of any contract between such Licensee (or LOS End User) and Credit Vendor (or a Technical Affiliate, as the case may be). Fannie Mae shall not be obligated to, and does not guaranty or otherwise ensure the payment of, or indemnify Credit Vendor for the non-payment of, any such invoice.

8.   WARRANTIES.

     Credit Vendor represents and warrants the following to Fannie Mae, upon which Fannie Mae relies in entering into this Agreement:

     8.1 Authorization; No Litigation. Credit Vendor possesses all necessary rights and authorizations to enter into and perform its obligations under this Agreement, and neither the Interface nor the intellectual property or other proprietary Credit Vendor interest forming the basis of any Credit Report is presently subject to any threatened, pending or actual litigation.

     8.2 Compliance. Development of the Interface and transmission of all Credit Reports, and the provision of technical, consumer and other assistance in connection with the same, shall comply with all applicable laws, rules and regulations, and, except as set forth in
          Section 4.2, shall fully conform to all commonly accepted standards and practices in the industry. Credit Vendor's use of the Systems, the Equipment and the Circuit shall comply with all applicable laws, rules and regulations.

     8.3 Non-Infringement. Credit Vendor's development and maintenance of the Interface and all other Credit Vendor performance under this Agreement shall not in any way constitute infringement or other violation of any copyright, trade secret, trade or service mark (whether or not registered), patent, design right, proprietary information or any other intellectual property rights or other rights of any third party.

     8.4 Security. Credit Vendor has established and maintains security procedures that are reasonably sufficient to ensure that (i) only fictional credit reports are transmitted to test accounts so designated by Fannie Mae as required by Section 4.3, (ii) Credit Vendor's Credit Report transmissions are at all pertinent times authorized, and (iii) the Interface is protected from unauthorized or improper access. Credit Vendor has taken all necessary and reasonable action by instruction, agreement or otherwise with its employees and other agents to fulfill its warranty obligation under this Section 8.4.

     8.5 Support Standards. All technical assistance and support provided hereunder shall be performed in a timely and professional manner by qualified Credit Vendor personnel in accordance with Exhibit B.

     8.6 No Viruses. Credit Vendor shall use all commercially reasonable efforts to ensure that the Interface shall be, and each Credit Report shall be transmitted, free of all known bugs, viruses, so-called "time bombs" or other functions, routines, devices or instructions designed or available to create any unauthorized access to, or interruption in the functioning of, the Systems.

     8.7 Century Processing. Each and every hardware, software, firmware, mechanical, or electrical product utilized, created, assembled, manufactured, developed, or modified in connection with the Interface and any Credit Report shall, at no additional cost to Fannie Mae, (i) be able to store and process accurately any and all data and date-related data (including, but not limited to, calculating, comparing, storing, processing, recording, valuing, recognizing, validating, unambiguously presenting, and sequencing) without error or malfunction (including in accordance with the applicable specifications) before, during, and after the twentieth ("20th") and twenty-first ("21st") centuries, including, but not limited to, changing accurately the calendar year to the Year 2000, processing leap year calculations, and processing any other dates with unique digit arrangements such as, by way of example, two digit year inputs and 9/9/99, all without change in Fannie Mae operations or human intervention, and (ii) interoperate correctly and fully with other year 2000-compliant software, hardware and data. Fannie Mae may, at no additional cost, require Credit Vendor to demonstrate compliance and/or compliance techniques and test procedures it intends to follow, or evidence of related representations, warranties, and obligations contained herein. Nothing in this warranty shall be construed to limit any rights or remedies Fannie Mae may otherwise have under this Agreement with respect to defects other than Year 2000 performance.

     8.8 Indemnification; Limitation Waiver. Credit Vendor shall indemnify, defend, and hold Fannie Mae's officers, employees, directors, and agents harmless from and against any Losses which arise out of or result from any third party claim relating to Credit Vendor's breach of the warranty set forth in Section 8.7 hereof. Section 13 of the Agreement shall not apply to any breach of Section 8.7 or any obligation arising under this Section 8.8.


9.   CERTIFICATION REQUIREMENT.

     Fannie Mae agrees to, and hereby certifies that it shall, require each Licensee to certify that any Credit Report ordered or requested by such Licensee shall be ordered or requested in connection with a prequalification or affordability analysis for, or the taking of an application in connection with, an actual or potential residential mortgage loan transaction involving a "consumer" and shall be used for "permissible purposes" only, as those terms are defined in the FCRA, and for no other purpose.


10.  CONFIDENTIALITY AND PROPRIETARY RIGHTS.

     10.1 Protection. All Proprietary Information disclosed by one party to the other in the course of performing under this Agreement or to which the other gains access in connection with this Agreement shall be deemed to be the property of the disclosing party, or the appropriate Third-Party Licensor (or other third-party owner), as the case may be. The receiving party agrees to (i) receive such Proprietary Information in confidence, (ii) use reasonable efforts to maintain the confidentiality of such Proprietary Information and not disclose such Proprietary Information to third parties (except for the receiving party's representatives, agents and contractors who have a need to know, are under a duty of non-disclosure, and are acting for the sole benefit of the receiving party), which efforts shall accord such Proprietary Information at least the same level of protection against unauthorized use and disclosure that the receiving party customarily accords to its own information of a similar nature, (iii) use or permit the use of such Proprietary Information solely in accordance with the terms of this Agreement, and (iv) promptly notify the disclosing party in writing of any loss or unauthorized use, disclosure or access of the disclosing party's Proprietary Information of which it becomes aware. The terms and conditions of this Agreement (as well as all information regarding the negotiation of this Agreement) shall be deemed to be the Proprietary Information of both parties, and shall not be disclosed by either party without the prior written consent of the other party. Each party agrees that it shall abide by and reproduce and include any restrictive legend or proprietary rights notice that appears on or in any Proprietary Information of the other party or any Third-Party Licensor (or other third-party owner) that it is authorized to reproduce. Each party also agrees that it shall not remove, alter, cover or distort any trademark, trade name, copyright or other proprietary rights notices, legends, symbols or labels appearing on or in any Proprietary Information of the other party or any Third-Party Licensor (or other third-party owner).

     10.2 Exclusions. The restrictions on disclosure set forth above shall not apply when, and to the extent that the Proprietary Information: (i) is or becomes generally available to the public through no fault of the receiving part (or anyone acting on its behalf), except with respect to any inter-networking address(es) provided to Credit Vendor by Fannie Mae; (ii) was previously rightfully known to the receiving party free of any obligation to keep it confidential; (iii) is subsequently disclosed to the receiving party by a third party who may rightfully transfer and disclose such information without restriction and free of any obligation to keep it confidential; (iv) is independently developed by the receiving party or a third party without reference to the disclosing party's Proprietary Information; or (v) is required to be disclosed by the receiving party as a matter of law, provided that the receiving party uses all reasonable efforts to provide the disclosing party with at least ten (10) days' prior notice of such disclosure if permitted by applicable legal process, the receiving party discloses only that portion of the Proprietary Information that is legally required to be furnished pursuant to the opinion of legal counsel of the receiving party, and the receiving party uses all reasonable efforts to obtain confidential treatment of the disclosing party's Proprietary Information. Notwithstanding the foregoing, neither party shall disclose, or permit the disclosure of, the terms or conditions of this Agreement without the prior written consent of the other party, except (A) as provided in Section 10.2(v) above, (B) to the extent necessary to permit the exercise of its rights or the performance of its obligations under this Agreement, or
          (C) to seek advice from its attorneys, accountants or other professional advisors.

     10.3 Transmission Monitoring. Credit Vendor consents to Fannie Mae's interception, collection, use, reproduction, storage and review of any Document (i) when any such Document relates to a loan purchased by Fannie Mae with respect to which Credit Vendor provides products or services to Fannie Mae or on Fannie Mae's behalf, and/or (ii) to facilitate (A) billing, (B) network maintenance, including, without limitation, the diagnosis and correction of Incidents, (C) the protection and security of the Systems, (D) compliance with applicable law or valid legal process, or (E) Fannie Mae's collection, generation, storage, reproduction, and use of statistical information for purposes of, among other things, measuring the use of the Systems and/or any Credit Reports provided to, from, or between Credit Vendor and any Licensee or LOS End User. Except as required by law or by valid legal process, Fannie Mae shall not, without Credit Vendor's consent, specifically identify Credit Vendor in association with such statistical information. In no event shall Fannie Mae market, distribute or otherwise share with any third party any Document intercepted, reproduced, stored, accessed or otherwise used under
          Section 10.3(ii). However, in connection with such interception, collection, reproduction, storage or usage, Fannie Mae shall have the right to remove any Document the content of which Fannie Mae deems to be in violation of law or any term or condition set forth in this Agreement. Notwithstanding the foregoing, Fannie Mae shall have no obligation to remove, screen, police, edit or monitor any Document.

     10.4 Injunctive Relief. Each party acknowledges that the unauthorized disclosure of the other's Proprietary Information is likely to cause irreparable injury to the other party for which the other party will have no adequate remedy at law. Accordingly, each party consents to the entry of injunctive relief against it to prevent or remedy any breach of this Section 10 (or Sections 3.1 or 3.4).

11.  MARKETING; MARKS.

     11.1 Marketing Obligations. Subject to the terms and conditions of this Agreement, Credit Vendor agrees that it shall participate in "kick-off" presentations, conferences and similar marketing events sponsored by Fannie Mae, and shall exercise reasonable, diligent and good faith efforts to market and promote the Systems to Credit Vendor's actual and potential customer base and Technical Affiliates. Such efforts shall include, without limitation, making sales calls to such customer base to promote the use of the Systems, and highlighting the Systems in Credit Vendor brochures in accordance with the provisions of this Section 11.

     11.2 Cost Allocation. All costs pertaining to maintenance of inventory and distribution to Licensees of any Equipment and Licensed Software shall be borne by Fannie Mae. Costs incurred by Credit Vendor in the course of marketing the Systems shall be borne by Credit Vendor.

     11.3 Unauthorized Representations. Credit Vendor agrees not to make (i) any representations, statements or suggestions to a third party that purport to be or might reasonably be construed to be made on behalf of Fannie Mae, or (ii) any representations regarding the capabilities of the Systems, other than those set forth in any Fannie Mae documentation relating to the Systems or otherwise expressly authorized by this Agreement.

     11.4 Use of Marks; Approval Procedure. Each party will submit to the other party for its prior approval, which approval may be withheld at such party's sole discretion, that portion of any brochure, press release, Internet posting, user interface, marketing, advertising, promotional or similar materials referencing the other party and/or its Marks in connection with this Agreement (the "Materials"). Once approved, such Materials may be reused until such approval is withdrawn pursuant to
          Section 11.5. Notwithstanding the foregoing, the parties agree that statements of fact made in routine correspondence with specific customers shall not constitute "Materials"; provided however, that any such statement conforms to the requirements of this Agreement, including, without limitation, Section 11.3.

     11.5 Withdrawal of Approval. The rights granted in Section 11.4 may be withdrawn at any time by the granting party upon reasonable prior written notice. In the event of such withdrawal, existing inventories of printed Materials may be depleted.

     11.6 Exclusion. Notwithstanding the foregoing provisions of this Section 11, either party may provide disclosures as required by law or as reasonably advised by legal counsel without the consent of the other party, and in such event prompt notice thereof shall be provided to the other party.

     11.7 Ownership of Marks. Each party acknowledges and agrees that (i) the other party's Marks are and shall remain the sole property of the other party, (ii) nothing in this Agreement shall confer in a party any right of ownership or license rights in the other party's Marks, and (iii) neither party shall register the other party's Marks. In addition, Credit Vendor acknowledges and agrees that (i) the Marks of Third-Party Licensors are and shall remain the sole property of such Third-Party Licensors, (ii) nothing in this Agreement shall confer in Credit Vendor any right of ownership or license rights in the Marks of Third-Party Licensors, and (iii) Credit Vendor shall not register the Marks of Third-Party Licensors. Without limiting the generality of the foregoing, Credit Vendor agrees not to use or adopt any trade name, trademark, logo or service mark which is so similar to Fannie Mae's Marks or the Marks of Third-Party Licensors as to be likely to cause deception or confusion, or which is graphically or phonetically similar to any of Fannie Mae's Marks or the Marks of Third-Party Licensors.

     11.8 Legend Requirement. Unless otherwise agreed in writing, when using the other party's Marks pursuant to this Agreement, a party shall take all reasonable measures required to protect the other party's rights in such Marks, including, but not limited to, the inclusion of a prominent legend identifying such Marks as the property of the other party. In addition, Credit Vendor shall include a legend to the effect that its use of Fannie Mae's name or marks is for illustration purposes only and does not represent an endorsement by Fannie Mae of Credit Vendor or the Credit Reports, or Credit Vendor's other products and services.

     11.9 Joint Marketing with Technical Affiliates. As part of its Affiliate Agreement, Credit Vendor may obtain the participation of a Technical Affiliate to assist in Credit Vendor's marketing efforts under Section
          11.1 of this Agreement; provided, however, that Credit Vendor shall ensure that such Technical Affiliate complies with all other provisions of Section 11.


12.  FANNIE MAE WARRANTY.

     12.1 Fannie Mae represents and warrants to Credit Vendor that (i) the Systems comprise a functional computer network accessible to Licensees in good standing, (ii) Fannie Mae possesses all necessary rights and authorizations to enter into and perform under this Agreement, (iii) the Systems are not subject to any pending litigation as of the effective date of this Agreement, and (iv) with respect to the Equipment, all product warranties provided by the manufacturer of each item of Equipment shall be passed through to Credit Vendor.

     12.2 THE WARRANTIES SET FORTH IN SECTION 12.1 ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY FANNIE MAE IN CONNECTION WITH THE SYSTEMS, THE EQUIPMENT, THE CIRCUIT, ANY COMPONENT THEREOF OR OTHERWISE UNDER THIS AGREEMENT. FANNIE MAE AND ITS THIRD-PARTY LICENSORS HEREBY EXPRESSLY DISCLAIM ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, AND ANY WARRANTIES OF NON-INFRINGEMENT.

     12.3 Without derogating the generality of the foregoing, Fannie Mae and its Third-Party Licensors specifically do not warrant that (i) the Systems, the Equipment, the Circuit or any components thereof will perform without interruption or error, (ii) the Systems, the Equipment or the Circuit will meet Credit Vendor's requirements, (iii) the Systems, the Equipment or the Circuit will operate in the configuration which Credit Vendor may select for use, or (iv) data or other information generated by the Systems, the Equipment or the Circuit will be accurate or complete. Neither Fannie Mae nor its Third-Party Licensors shall be responsible for the accurate or complete transmission of data or other materials. The warranties set forth in Section 12.1 shall not apply to any irregularities, errors, problems or defects arising from (i) modification of the Systems, the Equipment or the Circuit by any party other than Fannie Mae or from accident, neglect, abuse, misuse or misapplication, (ii) failure of Credit Vendor to provide a suitable installation and operating environment, including but not limited to, failure to use supplies, materials, software and hardware platforms that meet the specifications set forth in the Documentation or Exhibit C, (iii) Credit Vendor's incorporation, attachment or engagement of any attachment, feature, program or device to the Systems, the Equipment or the Circuit, if the Systems, the Equipment or the Circuit would have conformed to the warranty set forth in Section 12.1 but for such incorporation, attachment or engagement, (iv) use of the Systems, the Equipment or the Circuit outside the scope of their intended purpose, or (v) Credit Vendor's failure to incorporate any update previously released by Fannie Mae that corrects such item. Fannie Mae reserves the right to (i) modify the Systems, the Equipment or the Circuit or substitute any materials contained therein so long as the new materials do not materially affect the functionality of the Systems, the Equipment or the Circuit, and (ii) discontinue the provision and/or support of the Systems, the Equipment or the Circuit. Access to the Systems, the Equipment or the Circuit during any beta and/or pilot test period is provided "as is."


13.  LIMITATION OF LIABILITY.

     13.1 EXCEPT WITH RESPECT TO ANY BREACH OF SECTIONS 3.1, 3.4 OR 10 HEREOF, IN NO EVENT SHALL EITHER PARTY, OR ANY THIRD-PARTY LICENSOR, OR THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, EMPLOYEES, DIRECTORS, AGENTS, CONTRACTORS, REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS SUCH, BE LIABLE TO THE OTHER PARTY OR ANYONE CLAIMING UNDER OR THROUGH THE OTHER PARTY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SYSTEMS, THE EQUIPMENT, THE CIRCUIT, THE INTERFACE, OR ANY CREDIT REPORT, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS (EXCLUDING FANNIE MAE'S PROFITS UNDER THIS AGREEMENT), INTEREST, REVENUE, DATA OR USE, OR INTERRUPTION OF BUSINESS, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER BASED UPON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE, DUTY TO WARN AND STRICT LIABILITY), WARRANTY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN ADDITION, FANNIE MAE AND ITS THIRD-PARTY LICENSORS, AND THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, EMPLOYEES, DIRECTORS, AGENTS, CONTRACTORS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AS SUCH, SHALL HAVE NO LIABILITY FOR LOSSES RESULTING FROM UNAUTHORIZED USE OF THE SYSTEMS, THE EQUIPMENT OR THE CIRCUIT BY CREDIT VENDOR OR BY THOSE GAINING ACCESS TO THE SYSTEMS, THE EQUIPMENT OR THE CIRCUIT AS A RESULT OF CREDIT VENDOR'S ACTS OR OMISSIONS.

     13.2 INDEPENDENT OF, SEVERABLE FROM, AND TO BE ENFORCED INDEPENDENTLY OF ANY OTHER ENFORCEABLE OR UNENFORCEABLE PROVISION OF THIS AGREEMENT, AND, EXCEPT WITH RESPECT TO ANY BREACH OF SECTIONS 3.1, 3.4 OR 10 HEREOF, IN NO EVENT SHALL THE TOTAL LIABILITY OF EITHER PARTY AND ITS THIRD-PARTY LICENSORS (AND THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, EMPLOYEES, DIRECTORS, AGENTS, CONTRACTORS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AS SUCH), TO THE OTHER PARTY OR ANY THIRD PARTY CLAIMING UNDER OR THROUGH SUCH OTHER PARTY FOR ANY AND ALL LOSSES, INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION AND CLAIMS BASED UPON BREACH OF CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, DUTY TO WARN AND STRICT LIABILITY), BREACH OF WARRANTY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SYSTEMS, THE EQUIPMENT, THE CIRCUIT, THE INTERFACE OR ANY CREDIT REPORT OR RELATED SOFTWARE, SERVICES, OR INFORMATION,

          EXCEED THE TOTAL SERVICE CHARGES RECEIVED BY FANNIE MAE FROM CREDIT VENDOR DURING THE CONSECUTIVE TWELVE-MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF THE EVENT(S) GIVING RISE TO SUCH LIABILITY (OR $25,000.00, WHICHEVER IS GREATER).

     13.3 FANNIE MAE AND CREDIT VENDOR EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS AND EXCLUSIONS CONTAINED HEREIN (i) REPRESENT THE PARTIES' AGREEMENT AS TO THE ALLOCATION OF RISK BETWEEN THE PARTIES (INCLUDING, WITHOUT LIMITATION, THE POSSIBILITY THAT A REMEDY MAY FAIL OF ITS ESSENTIAL PURPOSE AND CAUSE CONSEQUENTIAL LOSS) AND THAT THE AMOUNTS PAYABLE TO FANNIE MAE AND CREDIT VENDOR PURSUANT TO THIS AGREEMENT REFLECT SUCH ALLOCATION OF RISK, WITHOUT WHICH NEITHER PARTY WOULD NOT HAVE BEEN WILLING TO ENTER INTO THIS AGREEMENT, AND (ii) FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.


14.  INDEMNITY.

     14.1 Notwithstanding the provisions of Section 13 hereof, Credit Vendor shall indemnify and hold harmless Fannie Mae and its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors and assigns, as such, from and against any Losses which arise out of or result from any third-party claim that
          (i) relates to a dispute or alleged dispute between Credit Vendor and a Licensee, LOS End User or other third party relating to any material, product or service sold or distributed by Credit Vendor utilizing the Systems, including, without limitation, any Credit Report, (ii) Credit Vendor does not have sufficient right, title or interest in the Interface or any Credit Report to enter into this Agreement, or that the Interface or any Credit Report violates an existing United States patent (in existence as of the date on which this Agreement is executed), copyright, trademark, trade secret or other United States intellectual property right of any third party,
          (iii) Credit Vendor has breached a covenant, representation or warranty set forth in this Agreement or otherwise, (iv) Credit Vendor has violated federal or state law, rule and/or regulation, and/or (v) a Credit Report results or allegedly results in defamation or other injury to reputation of any third party.

     14.2 Notwithstanding the provisions of Section 13 hereof, Fannie Mae shall indemnify and hold harmless Credit Vendor and its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors and assigns, as such, from and against any Losses which arise out of or result from any third-party claim that Fannie Mae does not have sufficient right, title or interest in the Systems, the Equipment or the Circuit to enter into this Agreement or that the Systems, the Equipment or the Circuit violates an existing United States patent (in existence as of the date on which this Agreement is executed), copyright, trademark, trade secret or other United States intellectual property right of any third party.

     14.3 In the event that any patent, copyright, trademark, service mark, trade secret or other intellectual property right claim referenced in Sections 14.1 or 14.2 is made, or in the opinion of the party owning the materials likely to be the subject of such a claim (the "Subject Property"), is likely to be made, such owning party reserves the right, in its sole discretion, to (i) procure for the other party the right to continue to use the Subject Property, (ii) replace the Subject Property to avoid infringement, or (iii) modify the Subject Property to avoid infringement.

     14.4 Neither party nor its third-party licensors shall have any obligation under Sections 14.1 or 14.2 with respect to any claim of infringement to the extent based upon the other party's (i) use of the Subject Property in violation of this Agreement, (ii) modification or marking of the Subject Property, or any portion thereof, where, in the absence of such modification or marking, the Subject Property would not be infringing (unless such modification or marking has been specifically authorized by the owner of the Subject Property in question), (iii) use of the Subject Property in combination with other software, documentation, hardware or data, if use without such software, documentation, hardware or data would not be infringing, (iv) use of a superseded version of any Subject Property if infringement could have been avoided by the use of the current version, (v) use of the Subject Property in practicing any infringing process, (vi) use of the Subject Property in a manner for which it was not designed, (vii) continued use of the Subject Property after such other party has received notice of the claim of infringement and a written request from the owning party to cease use of the Subject Property, (vii) activities after the owning party has notified such other party that the owning party believes such activities may result in such infringement, (viii) designs, specifications or instructions, or (ix) use of any marks other than a party's Marks pursuant to Section 11.5.

     14.5 EXCEPT WITH RESPECT TO ANY LIABILITY ARISING UNDER SECTION 8.3 HEREOF, THE REMEDIES SET FORTH IN THIS SECTION 14 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO THE PARTIES AND EACH PARTY'S SOLE LIABILITIES AND OBLIGATIONS FOR ANY CLAIMS BROUGHT AGAINST EITHER OF THEM BASED UPON INTELLECTUAL PROPERTY INFRINGEMENT, WHETHER UPON THE THEORY OF WARRANTY, INDEMNITY OR OTHERWISE.


15.  INDEMNIFICATION PROCEDURES AND SUBROGATION.

     15.1 Procedures. Promptly after receipt by any person entitled to indemnification under this Agreement (the "Indemnified Party") of notice of a claim, or of the commencement (or threatened commencement) of any civil, criminal, administrative or investigative action or proceeding involving a claim, in respect of which the Indemnified Party will seek indemnification pursuant to this Agreement, the Indemnified Party shall notify the party that is obligated to provide such indemnification (the "Indemnifying Party") of such claim in writing. No failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Except as provided in Section 15.2, the Indemnifying Party shall be entitled to have sole control over the response to, defense and settlement of such claim, provided that, within fifteen (15) days after receipt of such written notice, the Indemnifying Party notifies the Indemnified Party of its election to so assume full control. In the event the Indemnifying Party does elect to so assume control: (i) the Indemnified Party shall be entitled to participate in the response to such claim and to employ counsel at its own expense to assist in the handling of such claim, (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim or ceasing to defend against such claim if such settlement or cessation would cause injunctive relief to be imposed against the Indemnified Party, and (iii) the Indemnifying Party shall promptly reimburse the Indemnified Party for any legal expenses reasonably incurred by the Indemnified Party in connection with the defense of such claim prior to the Indemnified Party's receipt of the Indemnifying Party's notice of its election to assume full control over the response to such claim. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control, the Indemnifying Party shall not be liable to the Indemnified Party for any further legal expenses incurred by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume sole control over the response to such claim as provided in this Section, the Indemnifying Party may participate in such response and the Indemnified Party shall have the right to respond to and defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse the Indemnified Party for such costs and expenses.

     15.2 Exclusion. Notwithstanding anything set forth in Section 15.1 to the contrary, in the event an Indemnified Party reasonably believes and so notifies the Indemnifying Party in writing that the applicable claim, even if fully indemnified for, is reasonably likely to have a material adverse effect on the Indemnified Party, then the Indemnifying Party shall not have the right to control the response to, defense and settlement of such claim, but shall have the right to employ separate counsel at its own expense to assist in the handling of such claim by the Indemnified Party. In such an event, (i) the Indemnified Party and its counsel shall consult, wherever reasonably practicable, with the Indemnifying Party and its counsel with respect to the status of the claim and any related litigation or proceedings, and (ii) the Indemnified Party shall bear the expense of its counsel.

     15.3 Settlement. An Indemnifying Party shall not be required to indemnify any Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any claim which was agreed to without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     15.4 Subrogation. In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to this Agreement, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims and defenses to which such indemnification relates.


16.  TERM AND TERMINATION.

     16.1 Term and Renewal. This Agreement shall remain in effect for twelve
          (12) months after the date first set forth above, and shall renew automatically for additional 12-month terms, unless either party provides the other with thirty (30) days' written notice of its intent not to renew the Agreement.

     16.2 Termination for Cause. Either party may terminate this Agreement upon thirty (30) days' prior written notice describing a material breach by the other party of any term or condition of this Agreement, which breach has not been cured by the breaching party during such thirty
          (30) day notice period. Fannie Mae may terminate this Agreement, effective immediately, upon notice to Credit Vendor in the event (i) of any material breach by Credit Vendor of the provisions of Sections 3.1, 3.4, or Section 10 hereof, or (ii) Credit Vendor attempts to cause or causes the Licensed Software or any component of the Systems, the Equipment or the Circuit to malfunction or suffer damage, or fails to take steps reasonably requested by Fannie Mae to correct a malfunction or damage. In addition, this Agreement will terminate automatically if Credit Vendor becomes insolvent or enters into bankruptcy, suspension of payments, moratorium, reorganization, or any other proceeding that relates to insolvency or protection of creditor's rights.

     16.3 Termination for Convenience. Fannie Mae reserves the right to terminate this Agreement at any time and for any reason; provided, however, that Credit Vendor shall be provided with sixty (60) days' written notice of Fannie Mae's election to terminate the Agreement under this Section.

     16.4 Survival. Neither party shall have any continuing obligations to the other upon and after the effective date of termination or expiration of this Agreement, except that (i) Credit Vendor shall pay Fannie Mae all Service Charges accrued and owing prior to the date of termination or expiration and any late charges relating thereto; (ii) at Credit Vendor's own cost, Credit Vendor shall ship the Equipment to Fannie Mae with insurance in the amount specified as the Stipulated Loss Value in Exhibit C within (10) days of termination or expiration of the Agreement; (iii) each party shall immediately destroy any existing inventory of Materials and return any Proprietary Information of the other party to such other party that is not otherwise destroyed; (iv) immediately thereafter each party shall provide the other party with written certification of its compliance with the foregoing, executed by a duly authorized officer of such party; and (v) any provisions of this Agreement that contemplate their continuing effectiveness, including, without limitation, Sections 2, 3.2 (third and fourth sentences only, 3.9 (to the extent applicable under Section 3.2), 4.1(iii), 4.2(iii), 6.2 (last sentence), 7, 8, 10, 11.4, 11.5, 11.8,
          11.9, 11.10, 12, 13, 14, 15, 16.4, 17 and each Exhibit shall survive any termination or expiration of this Agreement.


17.  GENERAL PROVISIONS.

     17.1 Assignment. This Agreement may not be assigned by Credit Vendor to any other person(s), firm(s), corporation(s) or other entities (by operation of law or otherwise) without the prior express written approval of Fannie Mae, and any attempt to assign without such approval shall be void.

     17.2 Notices. Unless otherwise specified in this Agreement, all notices, requests, demands, and other communications (other than routine operational or billing communications) required or permitted hereunder shall be in writing (with electronic mail or Fannie Mae postings to the Systems deemed to be a "writing" for this purpose) and shall be deemed to have been received by a party (i) when actually received in the case of hand delivery against a signed receipt, (ii) two (2) business days after being given to a reputable overnight courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile, (iv) upon receipt, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, (v) one (1) day after transmission by electronic mail with a copy sent by United States mail within 48 hours of such transmission, or (vi) upon posting by Fannie Mae to the Systems, and (i) with respect to Fannie Mae, addressed to Ms. Sue Keil, Director of Technology Marketing at the address and/or facsimile number provided to Credit Vendor by Fannie Mae, and (ii) with respect to Credit Vendor, addressed to Credit Vendor's point of contact, address and/or facsimile number provided to Fannie Mae by Credit Vendor. A party may from time to time change its address, facsimile number or designee for notification purposes by giving the other party prior written notice of the new address, facsimile number or designee and the date upon which such change will become effective.

     17.3 Governing Law; Severability. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the District of Columbia, without reference to or application of its conflicts of law principles. If any of the provisions of this Agreement are invalid under any applicable statute or law, such provisions shall be deemed to be deleted from this Agreement to the extent of such invalidity, and the remainder of this Agreement shall remain in full force and effect.

     17.4 Force Majeure. Neither party shall be responsible for delays or failure of performance (other than the payment of money) resulting from acts beyond the reasonable control of such party (except that acts of Technical Affiliates are deemed to be within the reasonable control of Credit Vendor). Such acts shall include, but not be limited to, acts of God, riots, acts of war, epidemics, failure of suppliers to perform (except with respect to any such performance failure of a Technical Affiliate), governmental regulations, power failures, earthquakes, or other disasters.

     17.5 Headings. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any construction or limitation upon any of the provisions of this Agreement.

     17.6 Amendments. The terms of this Agreement may be amended solely by a writing expressly purporting to create an amendment or supplement to this Agreement and executed by a duly authorized officer of Fannie Mae and Credit Vendor.

     17.7 Entire Agreement. No representations or statements of any kind made by either party that are not expressly stated herein or in any written amendment hereto shall be binding on such party. The parties agree that this Agreement, including all Exhibits hereto, shall constitute the complete and exclusive statement of the agreement between them, and supersedes all prior or contemporaneous communications, proposals or agreements, oral or written, relating to the subject matter hereof.

     17.8 Jurisdiction. Any and all disputes between the parties that cannot be settled by mutual agreement shall be resolved solely and exclusively in the courts located within the District of Columbia, and Credit Vendor hereby consents to the jurisdiction of such courts and irrevocably waives any objections thereto, including without limitation, on the basis of improper venue or forum non conveniens.

     17.9 No Third-Party Beneficiaries. The parties agree that Fannie Mae shall be and hereby is designated an intended third party beneficiary of each Affiliate Agreement for the sole purpose of enforcing Fannie Mae's rights arising under or relating to Sections 4.1 and 4.2 and/or the terms and conditions set forth in Exhibit D, and/or any other right or remedy available to Fannie Mae under this Agreement, an Affiliate Agreement or at law or in equity. Otherwise, nothing in this Agreement is intended to or shall create any third-party beneficiaries, whether intended or incidental, and neither party shall make any representations to the contrary.

    17.10 Restricted Rights. If Credit Vendor is any unit or agency of the U.S. Government, then the following provision applies:

          U.S. GOVERNMENT RIGHTS

          Use, duplication, or disclosure by the U.S. Government is subject to restrictions set forth in this Agreement and as provided in DFARS 227.7202-1(a) and 227.7202-3(a) (1995), DFARS 252.227-7013(c)(1)(ii)
          (OCT 1988), FAR 12.212(a) (1995), FAR 52.227-19, or FAR 52.227-14 (ALT
          III), as applicable. Fannie Mae, 3900 Wisconsin Ave., N.W., Washington, D.C. 20016.

    17.11 Foreign Users. Except for Canadian citizens using the Licensed Software in the United States, Licensed Software shall not be used by any foreign entity or foreign person, as defined by United States government export control regulations, including, without limitation, anyone who is not a citizen, national or lawful permanent resident of the United States. Credit Vendor hereby represents and warrants that it is not a foreign person or entity or under control of a foreign person or entity.

    17.12 No Implied Waiver. No term, provision or clause of this Agreement shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and executed by a duly authorized officer of the party to be bound thereby. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any different or subsequent breach.

    17.13 Non-Agency. The parties are independent contractors. Nothing in this Agreement shall be construed to make the parties partners, joint venturers, representatives or agents of each other, nor shall either party so represent to any third person. No employer-employee relationship is intended to be created by this Agreement.

    17.14 Facsimiles. The parties acknowledge and agree that copies of executed documents received via facsimile shall be deemed to be originals for all purposes.


EACH PARTY ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THIS AGREEMENT, AND AGREES TO BE BOUND BY THE TERMS HEREOF.

FANNIE MAE                                [CREDIT VENDOR NAME]
                                          FACTUAL DATA CORP.


By: /s/ David Brashear                    By: /s/ Jerald H. Donnan
    ----------------------------------        ----------------------------------

Name: DAVID BRASHEAR                      Name:  Jerald H. Donnan
      --------------------------------          --------------------------------

Title: VICE PRESIDENT                     Title: President & CEO
       -------------------------------           -------------------------------

Date: 11-12-98                            Date:  November 11, 1998
      --------------------------------           -------------------------------

                                    EXHIBIT A
            CREDIT REPORT TRANSMISSION AND ACCESS MARKETING AGREEMENT
                        SERVICE CHARGES FOR CREDIT VENDOR


1.   Monthly Fees.*


2.   Credit Report Fees*


3.   Technical Affiliate Fees*



                                      A-1

* The service charge prices on Exhibit A have been omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

                                    EXHIBIT B
            CREDIT REPORT TRANSMISSION AND ACCESS MARKETING AGREEMENT*
                      PERFORMANCE LEVELS FOR CREDIT VENDOR



                                      B-1


* The technical performance levels on Exhibit D have been omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

                                    EXHIBIT C
            CREDIT REPORT TRANSMISSION AND ACCESS MARKETING AGREEMENT
                 EQUIPMENT-RELATED PROVISIONS FOR CREDIT VENDOR

STIPULATED LOSS VALUE

o Fannie Mae shall provide the following Equipment, bearing the designated Stipulated Loss Value, to each of Credit Vendor's designated Sites:

          Equipment                          Stipulated Loss Value
          ---------                          ---------------------
          One (1) Router                            $5000.00

          One (1) DSU                               $1000.00

          One (1) modem                             $1000.00

          Assorted cables                           $ 100.00

SITE PREPARATION & ENVIRONMENTAL REQUIREMENTS

o Credit Vendor shall prepare the Site and maintain certain environmental standards for and in connection with installation of the Equipment as follows:

                                     OVERALL

     - Provide adequate space for installation of the Equipment with front and rear service clearances in a secure, weather-protected area with controlled access in all ways suitable for computers and the Equipment.

     - Provide one dedicated unlisted analog telephone line which is terminated in a standard RJ11C telephone jack in the vicinity of the Equipment. Such telephone line shall provide Fannie Mae and/or its designee access to the Equipment during its installation and during any troubleshooting periods forced by problems with the Equipment or Circuit.

     - Provide one ISDN line as directed by Fannie Mae for use in conjunction with the Network Contingency referenced in Section 3.7.

     - Provide a telephone near the area of the Equipment for the use by Fannie Mae and/or its designee for maintenance and coordination purposes.

                          ENVIRONMENTAL SPECIFICATIONS

     - No Equipment shall be at any time installed in close proximity to any potential damaging heat source.

     - Credit Vendor shall at all times maintain the following temperature ranges in the vicinity of the Equipment:

          - Operating Temperature Range: 0 to 40 degrees Celsius (32-104 degrees Fahrenheit)

          - Nonoperating Temperature Range: -40 - 85 degrees Celsius (-40-185 degrees Fahrenheit)

          -    Operating Humidity Range: 5 to 95 percent noncondensing


                              POWER SPECIFICATIONS

          -    Input: 110 VAC

          -    Frequency: 50 - 60 Hz

          -    Consumption: 40 W maximum (135.5 BTU /hr.)

          -    Rating: 2.5A maximum


                               CABLE REQUIREMENTS

     - Fannie Mae and/or its designee shall provide all cabling along with the remainder of the Equipment. However, Credit Vendor shall be required to provide all LAN cable and any cabling required to link the modem provided as part of the Equipment with the POTS or ISDN lines.

                                    EXHIBIT D
            CREDIT REPORT TRANSMISSION AND ACCESS MARKETING AGREEMENT
                       TERMS AND CONDITIONS RELATING TO A
                TECHNICAL AFFILIATE'S PROVISION OF CREDIT REPORTS


1.   DEFINITIONS.

     1.1 "Acceptance Document" shall mean a Document which contains an acceptance of (i) the terms contained in a Request Document, or (ii) any new terms contained in a Rejection Document.

     1.2 "Credit Report" shall mean any consumer credit report electronically transmitted by Technical Affiliate to a Licensee or LOS End User via the Systems upon such Licensee's or LOS End User's request (including reissued consumer credit reports), and references to a Credit Report shall be construed to include any creditworthiness scores transmitted by Technical Affiliate.

     1.3 "Credit Vendor" shall mean that entity through which Technical Affiliate obtains access to the Systems.

     1.4 "Document" shall mean a particular electronic transmission of data and/or information, including a Credit Report, via the Systems in any transaction set or transmission format Fannie Mae may from time to time approve for use with the Systems.

     1.5 "Incident" shall mean any irregularity, error, problem or defect resulting from an incorrect functioning of the Systems if such irregularity, error, problem or defect renders the Systems incapable of meeting the specifications thereof or causes incorrect functions to occur.

     1.6 "Licensed Software" shall mean the current release (in executable form only) of Fannie Mae's software product known as Desktop Underwriter(R), Desktop Originator(R) and Desktop Home Counselor(R), as applicable, including any related diagnostic software, consisting of machine-readable software designed to support and facilitate (i) electronic processing of mortgage loan applications, and (ii) the communication of data and Credit Reports between Technical Affiliate, Credit Vendor, Licensees and LOS End Users. The term "Licensed Software" shall also include any modifications, updates, enhancements and releases provided to Technical Affiliate through Credit Vendor (in executable form only) by or on behalf of Fannie Mae.

     1.7 "Licensee" shall mean any party licensed by Fannie Mae to use MortgageLinks(TM) and/or the Licensed Software, and that maintains a direct, independent contractual relationship with Technical Affiliate.

     1.8 "LOS End User" shall mean any individual or entity that is not a Licensee, but nonetheless maintains a direct, independent contractual relationship with one or more LOS Vendors and Technical Affiliate.

     1.9 "LOS Vendor" shall mean a third-party loan origination software vendor integrated with one or more of the Systems (by means of Fannie Mae's service-based architecture or otherwise), and through the software of which a Credit Report is requested and received by a Licensee and/or LOS End User.

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     1.10 "Marks" shall mean a party's registered or unregistered trade names, trademarks, logos and service marks. Without limiting the generality of the foregoing, Technical Affiliate acknowledges that Fannie Mae's Marks include "Fannie Mae(R)," "MortgageLinks(TM)," "MORNET(R)" and "MORNETPlus(R)," "Desktop Underwriter(R)," "Desktop Originator(R)" and "Desktop Home Counselor(R)."

     1.11 "MORNETPlus(R) Network" shall mean the value-added network operated by Fannie Mae for the mortgage industry, and references to the MORNETPlus(R) Network shall be construed to mean references to the Specifications and the Licensed Software.

     1.12 "MortgageLinks(TM)" shall mean the current release, in each instance, of each application developed by Fannie Mae and accessible by various means, including through the MORNETPlus(R) Network, that facilitates the transmission and, where applicable, translation of products and services, including Credit Reports, between and among Fannie Mae, Technical Affiliate, Credit Vendors, Licensees and LOS End Users in a flat file, ANSI-approved, X12 EDI format and/or other Fannie Mae-approved transmission formats.

     1.13 "Proprietary Information" of a party shall mean (i) information disclosed by such party relating to product development strategy and activity, corporate assessments and strategic plans, financial and statistical information, accounting information, software, systems, processes, formulae, inventions, discoveries, policies, guidelines, procedures, practices, disputes or litigation, (ii) other confidential, proprietary or trade secret information disclosed by such party that is identified in writing as such at the time of its disclosure, (iii) all other confidential, proprietary or trade secret information disclosed by such party, which a reasonable person employed in the mortgage industry would recognize as such, (iv) information relating to such party's employees, contractors or customers which, if released, would cause an unlawful or actionable invasion of privacy, (v) any compilation or summary of information or data that is itself Proprietary Information, and (vi) all Signatures disclosed by such party. For purposes of this Exhibit D, information shall be deemed to be disclosed by a party if such information is disclosed by any of its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors or assigns.

     1.14 "Rejection Document" shall mean a Document which contains a rejection of the terms offered in a Request Document and may contain an offer of different terms.

     1.15 "Request Document" shall mean a Document which contains a Licensee's or LOS End User's request for a Credit Report.

     1.16 "Signature" shall mean an electronic identification consisting of symbol(s) or code(s) specified from time to time by Fannie Mae through Credit Vendor which shall be affixed to or contained in each Document, and may be included in an electronic mail envelope in which such Document is transmitted.

     1.17 "Systems" shall mean MortgageLinks(TM) and the MORNETPlus(R) Network.

     1.18 "Technical Affiliate" shall mean the credit reporting entity to which Credit Vendor, in its sole discretion, provides access to the Systems; provided, however, that the term "Technical Affiliate" shall not be construed as implying any particular form of legal relationship between Credit Vendor and such Technical Affiliate.

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2.   TRANSMISSIONS.

     2.1 Separate Agreement. Technical Affiliate shall maintain a separate contractual relationship with each Licensee and LOS End User to which Technical Affiliate transmits a Credit Report (the "Separate Agreement"). Technical Affiliate may agree in any such Separate Agreement to terms governing transactions with a Licensee or LOS End User which are different from those set forth in Sections 2.2 or 2.3 of this Exhibit D.

     2.2 Transmission of Documents. Technical Affiliate shall transmit (i) a functional acknowledgement to a Licensee or LOS End User evidencing the Technical Affiliate's receipt of a Request Document within the time frames agreed upon with Credit Vendor, (ii) either an Acceptance or Rejection Document to the Licensee or LOS End User within the time frames agreed upon with Credit Vendor.

     2.3 Acceptance and Performance. If an Acceptance Document is required for the acceptance of a Document, a properly received Document shall not give rise to any obligation unless and until the party initially transmitting such Document has properly received in return an Acceptance Document. In the event a Licensee or LOS End User desires to accept new terms provided in a Rejection Document, such Licensee or LOS End User shall transmit an Acceptance Document to Technical Affiliate. Upon Technical Affiliate's final acceptance of any Credit Report request as described herein, Technical Affiliate shall transmit its Credit Report to such Licensee or LOS End User within time frames agreed upon with Credit Vendor.

     2.4 Proper Receipt. No Document shall give rise to any obligation until properly received by the party to which the Document is transmitted. Proper receipt of a Document shall occur when such Document is delivered to the recipient. Whether or not proper receipt of a Document has in fact occurred and the exact time at which proper receipt of a Document occurs shall be determined by Fannie Mae by reference to its Systems transaction records and applicable Systems procedures. Such Fannie Mae determinations shall be conclusive and binding on Technical Affiliate, LOS End Users and Licensees. Technical Affiliate agrees not to contest any such Fannie Mae determination.

     2.5 Grant of License. Technical Affiliate understands and agrees that in providing a Credit Report to a Licensee or LOS End User upon its request, Technical Affiliate effectively grants to such Licensee or LOS End User a nonexclusive license to use, and to copy for such use, any such Credit Report.

     2.6 Transmission Standards; Notification. All Documents shall be transmitted in accordance with any Fannie Mae-specified standards and guidelines. If Technical Affiliate receives a Document in an unintelligible or garbled form, it shall promptly notify the transmitting Licensee or LOS End User (if identifiable from the received Document) and Fannie Mae in a reasonable manner and within a reasonable period of time.

     2.7 Signatures. Technical Affiliate shall adopt a Signature to be affixed to or contained in each Document transmitted by Technical Affiliate. Technical Affiliate agrees that (i) any Licensee or LOS End User Signature affixed to or contained in any Document shall be sufficient to verify that the Licensee or LOS End User associated with the Signature transmitted such Document, and (ii) any Technical Affiliate Signature affixed to or contained in any Document shall be sufficient to verify that Technical Affiliate transmitted such Document. Notwithstanding any provision to the contrary in this

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          Exhibit D, neither Technical Affiliate nor Fannie Mae shall disclose the Signatures of either party or those of any Licensee or LOS End User to any unauthorized person.


3.   CHARGES FOR SERVICES.

     Technical Affiliate shall invoice each Licensee and LOS End User directly for any Credit Report delivered to and accepted by such Licensee or LOS End User pursuant to a Separate Agreement. Fannie Mae shall not be obligated to, and does not guaranty or otherwise ensure the payment of, or indemnify the Technical Affiliate for the non-payment of, any such invoice.


4.   TECHNICAL AFFILIATE WARRANTIES.

     Technical Affiliate represents and warrants the following:

     4.1 Authorization; No Litigation. Technical Affiliate possesses all necessary rights and authorizations to enter into and perform under this Exhibit D, and the intellectual property or other proprietary Technical Affiliate interest forming the basis of any Credit Report is not presently subject to any threatened, pending or actual litigation.

     4.2 Non-Infringement. Technical Affiliate's development and transmission of a Credit Report, and a Licensee's or LOS End User's use of such Credit Report in accordance with the Separate Agreement, will not in any way constitute infringement or other violation of any copyright, trade secret, trade or service mark (whether or not registered), patent, design right, proprietary information or any other intellectual property rights or other rights of any third party.

     4.3 Security. Technical Affiliate has established and will maintain security procedures that are reasonably sufficient to ensure that (i) all Document transmissions are authorized, and (ii) Documents are protected from improper access. Technical Affiliate has taken all necessary and reasonable action by instruction, agreement or otherwise with its employees, VANs and other agents to fulfill its warranty obligation under this Section 4.3.

     4.4 Support Standards. All technical assistance provided hereunder shall be performed in a timely and professional manner by qualified Technical Affiliate personnel, and all such assistance shall conform to industry standards for similar support services.

     4.5 No Viruses. Technical Affiliate shall use all reasonable efforts to ensure that each Credit Report and other Document shall be transmitted free of all known bugs, viruses, so-called "time bombs" or other functions, routines, devices or instructions designed or available to create any unauthorized access to, or interruption in the functioning of, the Systems or any Licensee or LOS End User system.

     4.6 Compliance. Each Credit Report, and the provision of technical assistance in connection with transmission of the same, shall comply with all applicable laws, rules and regulations, and shall fully conform to all commonly accepted standards and practices in the industry. Technical Affiliate's use of the Systems shall comply with all applicable laws, rules and regulations.

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5.   CONFIDENTIALITY AND PROPRIETARY RIGHTS.

     5.1 Protection. All Proprietary Information disclosed by one party to the other in the course of performing under this Exhibit D or to which the other gains access in connection with this Agreement shall be deemed to be the property of the disclosing party, or the appropriate third-party licensor (or other third-party owner), as the case may be. The receiving party agrees to (i) receive such Proprietary Information in confidence, (ii) use reasonable efforts to maintain the confidentiality of such Proprietary Information and not disclose such Proprietary Information to third parties (except for the receiving party's representatives, agents and contractors who have a need to know, are under a duty of non-disclosure, and are acting for the sole benefit of the receiving party), which efforts shall accord such Proprietary Information at least the same level of protection against unauthorized use and disclosure that the receiving party customarily accords to its own information of a similar nature, (iii) use or permit the use of such Proprietary Information solely in accordance with the terms of this Exhibit D, and (iv) promptly notify the disclosing party in writing of any loss or unauthorized use, disclosure or access of the disclosing party's Proprietary Information of which it becomes aware. The terms and conditions of this Exhibit D shall be deemed to be the Proprietary Information of both parties, and shall not be disclosed by either party without the prior written consent of the other party. Each party agrees that it shall abide by and reproduce and include any trademark, trade name, copyright or proprietary rights notices, legends, symbols or labels which appear on or in any Proprietary Information of the other party which it is authorized to reproduce. Each party also agrees that it shall not remove, alter, cover or distort any restrictive legend or proprietary rights notice appearing on or in any Proprietary Information of the other party.

     5.2 Exclusions. The restrictions on disclosure set forth above shall not apply when, and to the extent that the Proprietary Information (i) is or becomes generally available to the public through no fault of the receiving party (or anyone acting on its behalf); (ii) was previously rightfully known to the receiving party free of any obligation to keep it confidential; (iii) is subsequently disclosed to the receiving party by a third party who may rightfully transfer and disclose such information without restriction and free of any obligation to keep it confidential; (iv) is independently developed by the receiving party or a third party without reference to the disclosing party's Proprietary Information; or (v) is required to be disclosed by the receiving party as a matter of law, provided that the receiving party uses all reasonable efforts to provide the disclosing party with at least ten (10) days' prior notice of such disclosure if permitted by applicable legal process, the receiving party discloses only that portion of the Proprietary Information that is legally required to be furnished pursuant to the opinion of legal counsel of the receiving party, and the receiving party uses all reasonable efforts to obtain confidential treatment of the disclosing party's Proprietary Information. Notwithstanding the foregoing, neither party shall disclose, or permit the disclosure of, the terms or conditions of this Agreement without the prior written consent of the other party, except
          (A) as provided in Section 5.2(v) above, (B) to the extent necessary to permit the exercise of its rights or the performance of its obligations under this Agreement, or (C) to seek advice from its attorneys, accountants or other professional advisors.

     5.3 Transmission Monitoring. Technical Affiliate consents to Fannie Mae's interception, collection, use, reproduction, storage and review of any Document (i) when any such Document relates to a loan purchased by Fannie Mae with respect to which Technical Affiliate provides products or services to Fannie Mae or on Fannie Mae's behalf, and/or (ii) to facilitate (A) billing, (B) network maintenance, including, without limitation, the diagnosis and correction of Incidents, (C) the protection and security of the Systems, (D) compliance with applicable law or valid legal process, or (E) Fannie Mae's

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          collection, generation, storage, reproduction, and use of statistical information for purposes of, among other things, measuring the use of the Systems and/or any Credit Reports provided to, from, or between Technical Affiliate and any Licensee or LOS End User. Except as required by law or by valid legal process, Fannie Mae shall not, without Technical Affiliate's consent, specifically identify Technical Affiliate in association with such statistical information. In no event shall Fannie Mae market, distribute or otherwise share with any third party any Document intercepted, reproduced, stored, accessed or otherwise used under Section 5.3(ii). However, in connection with such interception, collection, reproduction, storage or usage, Fannie Mae shall have the right to remove any Document the content of which Fannie Mae deems to be in violation of law or any term or condition set forth in this Exhibit D. Notwithstanding the foregoing, Fannie Mae shall have no obligation to remove, screen, police, edit or monitor any Document.

     5.4 Injunctive Relief. Each party acknowledges that a party's breach of the provisions of this Section 5 is likely to cause irreparable injury to the other party for which the other party will have no adequate remedy at law. Accordingly, each party consents to the entry of injunctive relief against it to prevent or remedy any breach of this
          Section 5.


6.   INDEMNIFICATION.

     Technical Affiliate shall indemnify and hold harmless Fannie Mae and its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors and assigns, as such, from and against any claims, actions, losses, damages or other liabilities that arise out of or result from any third party claim relating to (i) any dispute or alleged dispute between Technical Affiliate and a Licensee, LOS End User or other third party relating to any material, product or service sold or distributed in connection with the Systems, including, without limitation, any Credit Report, (ii) any breach by Technical Affiliate of any covenant, representation or warranty set forth in this Exhibit D or otherwise, (iii) any irregularity, error, problem or defect occurring on the Systems which is caused by Technical Affiliate, and/or (iv) any defamatory or illegal, or allegedly defamatory or illegal, material transmitted across the Systems by Technical Affiliate (or any person or entity that gains access to the Systems through Technical Affiliate pursuant to this Exhibit D or otherwise).


7.   VALIDITY; ENFORCEABILITY.

     7.1 Intent of Parties. The terms and conditions of this Exhibit D have been agreed upon by the parties to evidence their mutual intent to facilitate the purchase and sale of Credit Reports through the electronic transmission and receipt of Documents by and between Technical Affiliate, LOS End Users, LOS Vendors and Licensees utilizing the Systems. Except as otherwise required herein, the substantive terms of such purchases and sales shall be generally governed by other agreements between Technical Affiliate and any given Licensee or LOS End User, including, without limitation, any Separate Agreement(s).

     7.2 Signed Documents. Any Document properly transmitted pursuant to this Exhibit D shall be considered to be a "writing" or "in writing"; and any such Document when containing, or to which there is affixed, a Signature (a "Signed Document") shall be deemed for all purposes (i) to have been "signed" and (ii) to constitute an "original" when printed from electronic files or records established and maintained in the normal course of business.

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     7.3  Course of Dealing. The conduct of Technical Affiliate, Credit Vendor,
          LOS Vendor, LOS End Users, Fannie Mae and its Licensees in accordance with this Exhibit D and any Separate Agreement or other agreement, including the use of Signed Documents properly transmitted pursuant to this Exhibit D and any Separate Agreement or other agreement, shall evidence a course of dealing and course of performance accepted by Technical Affiliate, Credit Vendor, LOS Vendor, LOS End Users, Fannie Mae and its Licensees for the exclusive purpose of establishing the enforceability and validity of contracts formed by the electronic transmission and receipt of Documents.

     7.4 No Contest of Validity, Enforceability or Admissibility. Technical Affiliate agrees not to contest the validity or enforceability of Signed Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. Signed Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the controversy to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall contest the admissibility of copies of Signed Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Documents were not originated or maintained in documentary form.


8.   DISCLAIMERS; LIMITATIONS ON LIABILITY.

     NEITHER CREDIT VENDOR NOR FANNIE MAE MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS ANY AND ALL, WARRANTIES REGARDING THE SYSTEMS, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT DEROGATING THE GENERALITY OF THE FOREGOING, FANNIE MAE AND CREDIT VENDOR SPECIFICALLY DO NOT WARRANT THAT THE SYSTEMS OR ANY COMPONENT THEREOF WILL (I) PERFORM WITHOUT INTERRUPTION OR ERROR, OR THAT ALL IRREGULARITIES, ERRORS, PROBLEMS OR DEFECTS WILL BE CORRECTED, (II) MEET TECHNICAL AFFILIATE'S REQUIREMENTS, OR (III) BE ACCESSIBLE FROM THE CONFIGURATION WHICH TECHNICAL AFFILIATE MAY SELECT. ACCESS TO THE SYSTEMS DURING ANY BETA AND/OR PILOT TEST PERIOD IS PROVIDED "AS IS." IN NO EVENT SHALL EITHER PARTY, FANNIE MAE, OR ANY OF THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, EMPLOYEES, DIRECTORS, AGENTS, CONTRACTORS, REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS SUCH, BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES UNDER OR IN CONNECTION WITH THIS EXHIBIT D, THE SYSTEMS OR ANY CREDIT REPORT, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, INTEREST, REVENUE, DATA OR USE, OR INTERRUPTION OF BUSINESS, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER BASED UPON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE, DUTY TO WARN AND STRICT LIABILITY), WARRANTY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, EXCEPT WITH RESPECT TO SECTION 4 HEREOF, THE TOTAL CUMULATIVE LIABILITY OF EITHER PARTY, FANNIE MAE, OR ANY OF THEIR THIRD-PARTY LICENSORS, AND THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, EMPLOYEES, DIRECTORS, AGENTS, CONTRACTORS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AS SUCH, TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOSSES, INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION AND CLAIMS BASED UPON BREACH OF CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, DUTY TO WARN AND STRICT

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     LIABILITY), BREACH OF WARRANTY, INDEMNITY OR ANY OTHER LEGAL OR EQUITABLE
     GROUNDS, UNDER OR IN CONNECTION WITH THIS EXHIBIT D, THE SYSTEMS OR ANY CREDIT REPORT, SHALL NOT EXCEED THE COMPENSATION PAID BY TECHNICAL AFFILIATE TO CREDIT VENDOR.










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